      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000


                                                      REGISTRATION NO. 333-32738

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               TELCOBUY.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5065                            43-1881103
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)


                               60 WELDON PARKWAY

                         ST. LOUIS, MISSOURI 63043-3101
                                 (314) 301-2700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               JAMES P. KAVANAUGH
                               TELCOBUY.COM, INC.

                               60 WELDON PARKWAY

                         ST. LOUIS, MISSOURI 63043-3101
                                 (314) 301-2700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

                  JAMES A. KEARNS                                  LELAND E. HUTCHINSON
               MICHAEL I. OBERLANDER                                 WINSTON & STRAWN
                  BRYAN CAVE LLP                                   35 WEST WACKER DRIVE
              ONE METROPOLITAN SQUARE                          CHICAGO, ILLINOIS 60601-9703
          211 NORTH BROADWAY, SUITE 3600                              (312) 558-5600
          ST. LOUIS, MISSOURI 63102-2750                           (312) 558-5700 (FAX)
                  (314) 259-2000
               (314) 259-2020 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby:

SEC registration fee........................................  $ 26,400
NASD filing fee.............................................    10,500
                                                              --------
Nasdaq National Market listing fee..........................    95,000
                                                              --------
Printing and engraving expenses.............................   100,000*
                                                              --------
Accounting fees and expenses................................   200,000*
                                                              --------
Legal fees and expenses.....................................          *
                                                              --------
Blue Sky fees and expenses (including legal fees)...........          *
                                                              --------
Transfer Agent and Registrar fees and expenses..............          *
                                                              --------
Miscellaneous expenses......................................          *
                                                              --------
     Total..................................................  $       *
                                                              ========

------------
* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended. As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, and (iv) the rights conferred in the Bylaws are not exclusive. The Registrant intends to enter into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. Except as described in the prospectus contained in this Registration Statement, at present there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. The indemnification provision in the Registrant's Certificate of Incorporation and Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the

Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Prior to the closing of this offering, telcobuy.com LLC will be merged into telcobuy.com, Inc. and Class A membership units will convert into shares of Series A preferred stock at the rate of one share per membership unit, Class B membership units will be converted into Class C membership units at the rate of
64.9148 Class C membership units per Class B membership unit, and Class C membership will be converted into common stock of the Registrant at the rate of one share per Class C membership unit.

     Since inception, we have issued and sold the following securities:

      1. On September 29, 1999, we were formed as a limited liability company and issued to World Wide Technology, David L. Steward and James P. Kavanaugh percentage interests, in exchange for initial capital contributions valued at $81.5 million, $0 and $0, respectively.

      2. On January 21, 2000, we recapitalized the limited liability company and between January 21, 2000 and March 2, 2000, we issued and sold an aggregate of 110,000 Class A membership units and 7,425,000 Class C membership units to entities affiliated with Highland Capital Partners, entities affiliated with Summit Partners and Donaldson, Lufkin & Jenrette Securities Corporation, for an aggregate consideration of $27,500,000. Also, as of January 21, 2000, we issued to World Wide Technology 100,000 Class B membership units and 17,358,525 Class C membership units, to David L. Steward 2,700,000 Class C membership units, and to James P. Kavanaugh 6,525,000 Class C membership units, in exchange for the percentage interests in the limited liability company that each owned prior to the recapitalization. Donaldson, Lufkin & Jenrette Securities Corporation acted as a placement agent in connection with the issuance and sale of securities to the entities affiliated with Highland Capital Partners and Summit Partners.

      3. On March 2, 2000, we issued to LeadingEdge Investors 2000, L.L.C., an investment fund comprised of partners of Bryan Cave LLP, including Robert T. Ebert, Jr., 30,737 Class C membership units for an aggregate consideration of $75,000.

      4. On February 16, 2000, we approved the Unit Option Plan effective as of January 27, 2000, and shortly thereafter granted options to purchase an aggregate of 1,790,750 Class C membership units at an exercise price of $4.05 per Class C membership unit to a total of approximately 375 employees, consultants, directors and advisory directors of telcobuy.com and World Wide Technology. None of such options have been exercised.

     The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or with respect to issuances to employees, directors and consultants, Rule 701 promulgated under
Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. These issuances were made without general solicitation or advertising. All recipients either received adequate information about us or had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 5, 2000.


                                          TELCOBUY.COM, INC.

                                          By:      /s/ JAMES P. KAVANAUGH
                                            ------------------------------------
                                              James P. Kavanaugh
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

              /s/ JAMES P. KAVANAUGH                 Director and Chief Executive          May 5, 2000
---------------------------------------------------    Officer (Principal Executive
                James P. Kavanaugh                     Officer)

               /s/ THOMAS W. STRUNK                  Director and Chief Financial          May 5, 2000
---------------------------------------------------    Officer (Principal Financial
                 Thomas W. Strunk                      Officer and Principal Accounting
                                                       Officer)

                         *                           Chairman of the Board                 May 5, 2000
---------------------------------------------------
                 David L. Steward

                         *                           Director                              May 5, 2000
---------------------------------------------------
                 Scott C. Collins

                         *                           Director                              May 5, 2000
---------------------------------------------------
                  Sean M. Dalton

                         *                           Director                              May 5, 2000
---------------------------------------------------
               Robert T. Ebert, Jr.

            *By: /s/ JAMES P. KAVANAUGH
---------------------------------------------------
                James P. Kavanaugh
                 Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   1.1*        Underwriting Agreement
   2.1*        Form of Merger Agreement to be entered into by telcobuy.com
               LLC and the Registrant
   3.1+        Certificate of Incorporation of the Registrant
   3.2+        Bylaws of the Registrant
   4.1*        Specimen certificate representing the Registrant's Common
               Stock
   4.2*        Certificate of Designation for Series A Preferred Stock
   5.1*        Opinion of Bryan Cave LLP regarding the validity of the
               Common Stock
  10.1         General Services Agreement between Registrant (as successor)
               and World Wide Technology, Inc. dated January 21, 2000 and made effective as of October 1, 1999
  10.2++       Licensing Agreement between Registrant (as successor) and
               World Wide Technology, Inc. dated January 21, 2000 and made effective as of October 1, 1999
  10.3         Employment Agreement between Registrant (as successor) and
               James P. Kavanaugh dated January 21, 2000
  10.4         Employment Agreement between Registrant (as successor) and
               Thomas M. Strunk effective as of January 21, 2000
  10.5         Employment Agreement between Registrant (as successor) and
               Mark J. Catalano effective as of January 21, 2000
  10.6         Employment Agreement between Registrant (as successor) and
               Robert M. Olwig effective as of January 21, 2000
  10.7         Unit Option Plan
  10.8         2000 Stock Option Plan
  10.9*        Stockholders Agreement by and among the Registrant, David L.
               Steward, James P. Kavanaugh, World Wide Technology, Inc.,
               Summit V Advisors Fund, L.P., Summit V Advisors (QP), L.P.,
               Summit Investors III, L.P. Summit Ventures V, L.P., Highland
               Capital Partners V Limited Partnership, Highland Subfund
               V-TCB Limited Partnership, Highland Entrepreneurs' Fund V
               Limited Partnership, Donaldson, Lufkin & Jenrette Securities
               Corporation, DLJ Capital Partners II, LLC, and LeadingEdge
               Investors 2000, L.L.C. dated             , 2000
  10.10*       Form of Indemnification Agreement between the Registrant and each of James P. Kavanaugh, Thomas W. Strunk, David L.
               Steward, Scott C. Collins, Sean M. Dalton, and Robert T.
               Ebert, Jr.
  10.11++      Agreement for the Purchase of Goods by and between
               Telesector Resources Group, Inc. and Registrant (as
               assignee) effective as of January 28, 1999
  10.12++      Product Purchase Agreement by and between GTE Communication
               Systems Corporation, acting through its GTE Supply Division, and Registrant (as assignee) effective as of November 1,
               1997
  10.13++      Contract No. 99006326 between SBC Operations and Registrant
               (as assignee) effective as of September 9, 1999
  10.14++      Agreement No. 99006728 between SBC Operations, Inc. and
               Registrant (as assignee) effective as of May 1, 1999
  10.15++      Product Resale Amendment No. WWTI-I between Lucent
               Technologies Inc. and Registrant (as assignee) effective as of April 5, 1999
  10.16++      Reseller Contract between Registrant (as assignee) and
               Lucent Technologies Inc. effective as of April 15, 1997
  10.17++      Product Resale Agreement between Lucent Technologies Inc.
               and Registrant (as assignee) effective as of December 18,
               1998

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.18++      Total Solution Provider Agreement between Fujitsu Network
               Communications, Inc. and Registrant (as assignee) effective as of September 15, 1997
  10.19++      General Agreement between Southwestern Bell Telephone
               Company and Registrant (as assignee) effective as of October
               26, 1990
  10.20++      General Agreement No. 98005906 between SBC Operations, Inc.
               and Registrant (as assignee) effective as of March 15, 1999
  10.21*       Loan Agreement dated March 13, 2000 by and between
               telcobuy.com LLC and Mercantile Business Credit Inc.
  23.1+        Consent of KPMG LLP
  23.2         Consent of Bryan Cave LLP (included in Exhibit 5.1)
  24.1         Power of Attorney (included on signature page of
               Registration Statement)
  27.1+        Financial Data Schedule


------------
*  To be filed by amendment.


+  Previously Filed.



++ Confidential Treatment will be requested with respect to certain portions of this exhibit.